Exhibit 5.1

OPINION AS TO LEGALITY

CHRISTOPHER J. MORAN, JR.

Attorney at Law

4625 Clary Lakes Drive

Roswell, Georgia 30075

Telephone

Telecopier

(770) 518-9542

(770) 518-9640

May 4, 2004

United States Securities and Exchange Commission

Washington, D.C. 20549

Re:  Rapa Mining, Inc.

Ladies and Gentlemen:

I have acted as counsel for Rapa Mining Inc., a Nevada corporation (the “Company”), in connection with the preparation of this registration statement on Form SB-2, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of up to 3,600,000 shares (the “Registered Shares”) by existing shareholders of the Company and up to an additional 625,000 shares (the “Treasury Shares”) (collectively, the Registered Shares and the Treasury Shares are referred to as the “Shares”) of the Company’s common stock (the “common stock”).

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) such statutes, records and other documents as I have deemed relevant and (f) certain representations made by the company, its counsel and its auditors. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based on the foregoing, I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

I am also of the opinion that:

1.

the Registered Shares, when sold to the public after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada (Chapter 78A of the Revised Nevada Statutes); and

2.

the Treasury Shares, when sold by the Company to the public after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada (Chapter 78A of the Revised Nevada Statutes).

I am also of the further opinion that Mr. Brian Cheston, the Company’s sole officer and a director, will not be deemed to be a broker or dealer in connection with the Offering of the Treasury Shares pursuant to the Registration Statement.

I hereby consent to the Company’s filing of this legal opinion with the Securities and Exchange Commission as Exhibit 5.1 to its registration statement on Form SB-2.

Very truly yours:

/s/ Christopher J. Moran, Jr.

Christopher J. Moran, Jr.